Exhibit 4.6

[FORM OF AMENDED AND RESTATED

SENIOR SECURED CONVERTIBLE NOTE]

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT, (B) AN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (C) REASONABLE ASSURANCE HAVING BEEN PROVIDED TO THE COMPANY THAT SUCH OFFER, SALE, ASSIGNMENT OR TRANSFER IS BEING MADE PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.  NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.  ANY TRANSFEREE OF THIS NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS NOTE, INCLUDING SECTIONS 3(c)(iv) AND 19(a) HEREOF.  THE PRINCIPAL AMOUNT REPRESENTED BY THIS NOTE AND, ACCORDINGLY, THE SECURITIES ISSUABLE UPON CONVERSION HEREOF MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF PURSUANT TO SECTION 3(c)(iv) OF THIS NOTE.

VERILINK CORPORATION

AMENDED AND RESTATED SENIOR SECURED CONVERTIBLE NOTE

Issuance Date: March 21, 2005	Principal: U.S. $_____________

          FOR VALUE RECEIVED, Verilink Corporation, a Delaware corporation (the “Company”), hereby promises to pay to the order of _________________ or registered assigns (“Holder”) the amount set out above as the Principal (as reduced pursuant to the terms hereof pursuant to redemption, conversion or otherwise, the “Principal”) when due, whether upon the Maturity Date (as defined below), on any Installment Date with respect to the Installment Amount due on such Installment Date (each, as defined herein), acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest (“Interest”) on any outstanding Principal at the rate of 9.00% per annum (the “Interest Rate”), from the date set out above as the Issuance Date (the “Issuance Date”) until the same becomes due and payable, whether upon an Interest Date (as defined below), any Installment Date or the Maturity Date, acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof).  This Amended and Restated Senior Secured Convertible Note (including all Senior Secured Convertible Notes issued in exchange, transfer or replacement hereof, this “Note”) amends, supplements, modifies and completely restates the Senior Secured Convertible Note, dated as of March 21, 2005 (the “Existing Note”), issued by the Company to the order of the Holder in the maximum principal amount of $[____], but shall not, except as specifically amended hereby or as set forth in the Exchange Agreements (as defined below), constitute a release, satisfaction or novation of any of the obligations under the Existing Note or any other Transaction Document (as defined in the Securities Purchase Agreement, defined below).  This Note is one of an issue of Amended and Restated Senior Secured Convertible Notes issued pursuant to a series of Consent, Amendment and Exchange Agreements (the “Exchange Agreements”) dated as of March 9, 2006 (collectively, the “Notes” and such other Senior Secured Convertible Notes, the “Other Notes”).  Certain capitalized terms used herein are defined in Section 29.

          (1)          PAYMENTS OF PRINCIPAL.  On each Installment Date, the Company shall pay to the Holder an amount equal to the Installment Amount due on such Installment Date in accordance with Section 8.  The “Maturity Date” shall be March 21, 2008, as the same may be extended at the option of the Holder (i) through the date that is fifteen (15) Business Days (or, in the case of the Event of Default specified in Section 4(a)(ix), sixty-five (65) days) after the cure or termination of any Event of Default (as defined in Section 4(a)) that has occurred and is continuing on the Maturity Date (as may be extended pursuant to this Section 1) or the termination of any event that has occurred and is continuing on the Maturity Date (as may be extended pursuant to this Section 1) and that with the passage of time and the failure to cure would result in an Event of Default and (ii) through the date that is ten (10) days after the consummation of a Change of Control in the event that a Change of Control is publicly announced or a Change of Control Notice (as defined in Section 5(b)) is delivered prior to the Maturity Date.

          (2)          INTEREST; INTEREST RATE.  Interest on this Note shall commence accruing on the Issuance Date and shall be computed on the basis of a 365-day year and actual days elapsed and shall be payable in arrears for each Calendar Quarter on the tenth day of the succeeding Calendar Quarter during the period beginning on the Issuance Date and ending on, and including, the Maturity Date (each, an “Interest Date”) with the first Interest Date being July 10, 2005.  Interest shall be payable on each Interest Date, to the record holder of this Note on the applicable Interest Date, in cash (“Cash Interest”) or, at the option of the Company, in shares of Common Stock (“Interest Shares”) or a combination thereof, provided that the Interest which accrued during any period may be payable in Interest Shares if, and only if, the Company delivers written notice (each, an “Interest Election Notice”) of such election to each holder of the Notes on or prior to the twentieth (20th) Trading Day prior to the Interest Date (each, an “Interest Notice Due Date”); provided, further, that from and after November 21, 2005, the Company must pay at least 50% of all Interest due hereunder as Cash Interest, unless at such time the Stockholder Approval (as defined in the Securities Purchase Agreement) has been obtained.  Each Interest Election Notice must specify the amount of Interest that shall be paid as Cash Interest, if any, and the amount of Interest that shall be paid in Interest Shares.  Interest to be paid on an Interest Date in Interest Shares shall be paid in a number of fully paid and nonassessable shares (rounded to the nearest whole share in accordance with Section 3(a)) of Common Stock equal to the quotient of (a) the amount of Interest payable on such Interest Date less any Cash Interest paid and (b) the Interest Conversion Price in effect on the applicable Interest Date.  If any Interest Shares are to be paid on an Interest Date, then the Company shall (X) provided that the Company’s transfer agent (the “Transfer Agent”) is participating in the

Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program and such action is not prohibited by applicable law or regulation or any applicable policy of DTC, credit such aggregate number of Interest Shares to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system, or (Y) if the foregoing shall not apply, issue and deliver on the applicable Interest Date, to the address set forth in the register maintained by the Company for such purpose pursuant to the Securities Purchase Agreement or to such address as specified by the Holder in writing to the Company at least two Business Days prior to the applicable Interest Date, a certificate, registered in the name of the Holder or its designee, for the number of Interest Shares to which the Holder shall be entitled.  Notwithstanding the foregoing, the Company shall not be entitled to pay Interest in Interest Shares and shall be required to pay such Interest in cash as Cash Interest on the applicable Interest Date if, unless consented to in writing by the Holder, during the period commencing on the applicable Interest Notice Due Date through the applicable Interest Date the Equity Conditions have not been satisfied.  Prior to the payment of Interest on an Interest Date, Interest on this Note shall accrue at the Interest Rate and be payable by way of inclusion of the Interest in the Conversion Amount in accordance with Section 3(b)(i).  Upon the occurrence and during the continuance of an Event of Default, the Interest Rate shall be increased to twelve percent (12%).  In the event that such Event of Default is subsequently cured, the adjustment referred to in the preceding sentence shall cease to be effective as of the date of such cure; provided that the Interest as calculated and unpaid at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of cure of such Event of Default.  The Company shall pay any and all taxes that may be payable with respect to the issuance and delivery of Interest Shares; provided that the Company shall not be required to pay any tax that may be payable in respect of any issuance of Interest Shares to any Person other than the Holder or with respect to any income tax due by the Holder with respect to such Interest Shares.

          (3)          CONVERSION OF NOTES.  This Note shall be convertible into shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), on the terms and conditions set forth in this Section 3.

                         (a)          Conversion Right.  Subject to the provisions of Section 3(d), at any time or times on or after the Issuance Date, the Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount (as defined below) into fully paid and nonassessable shares of Common Stock in accordance with Section 3(c), at the Conversion Rate (as defined below).  The Company shall not issue any fraction of a share of Common Stock upon any conversion.  If the conversion would result in the issuance of a fraction of a share of Common Stock, unless the entire balance of the Note is being converted, the portion of the Conversion Amount that corresponds to such fraction of a share of Common Stock shall resume the status of unpaid Principal on the Note.  If the entire balance of the Note is being converted, the Company shall round such fraction of a share of Common Stock up to the nearest whole share.  The Company shall pay any and all taxes that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Conversion Amount; provided that the Company shall not be required to pay any tax that may be payable in respect of any issuance of Common Stock to any Person other than the converting Holder or with respect to any income tax due by the Holder with respect to such Common Stock.

                         (b)          Conversion Rate.  The number of shares of Common Stock issuable upon conversion of any Conversion Amount pursuant to Section 3(a) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price (the “Conversion Rate”).

                                        (i)          “Conversion Amount” means the sum of (A) the portion of the Principal to be converted, redeemed or otherwise with respect to which this determination is being made, (B) accrued and unpaid Interest with respect to such Principal and (C) accrued and unpaid Late Charges with respect to such Principal and Interest.

                                        (ii)         “Conversion Price” means, as of any Conversion Date (as defined below) or other date of determination, $0.7826, subject to adjustment as provided herein.

                                        (iii)        “Interim Conversion Price” means the lower of (A) the Conversion Price, (B) 92% of the Weighted Average Price of the Common Stock for each of the five (5) consecutive Trading Days ending on the Trading Day immediately preceding the date of the applicable Conversion Notice (as defined below) (as appropriately adjusted for any stock split, stock dividend, stock combination or other similar transaction during such period) and (C) 96% of the Weighted Average Price of the Common Stock for the Trading Day immediately preceding the date of the applicable Conversion Notice; provided, however, that in no event shall the Interim Conversion Price be less than $0.5217 (as appropriately adjusted for any stock split, stock dividend, stock combination or other similar transaction) (the “Interim Conversion Floor Price”).

                         (c)          Mechanics of Conversion.

                                        (i)          Optional Conversion.  To convert any Conversion Amount into shares of Common Stock on any date (a “Conversion Date”), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York Time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company and (B) if required by Section 3(c)(iv), surrender this Note to a common carrier for delivery to the Company as soon as practicable on or following such date (or an indemnification undertaking with respect to this Note in the case of its loss, theft or destruction).  On or before the first (1st) Business Day following the date of receipt of a Conversion Notice, the Company shall transmit by facsimile a confirmation of receipt of such Conversion Notice to the Holder and the Transfer Agent.  On or before the second Business Day following the date of receipt of a Conversion Notice (the “Share Delivery Date”), the Company shall (X) provided that the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program and such action is not prohibited by applicable law or regulation or any applicable policy of DTC, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system or (Y) if the foregoing shall not apply, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled.  If this Note is physically surrendered for conversion as required by Section 3(c)(iv) and the outstanding Principal of this Note is greater than the Principal portion of the Conversion Amount being converted, then the Company shall as soon as practicable and in no event later than three (3) Business Days after receipt of this Note and at its own expense, issue and deliver to the holder a new Note (in accordance with Section 19(d)) representing the outstanding Principal not converted.  The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.  In the event of a partial conversion of this Note pursuant hereto, the principal amount converted shall be deducted from the Installment Amounts relating to the Installment Dates as set forth in the Conversion Notice.

                                        (ii)         (A) Required Interim Conversions.  So long as this Note is outstanding, during each Interim Conversion Period, the Holder shall convert a portion of this Note into a number of fully paid, validly issued and nonassessable shares of Common Stock equal to the Minimum Interim Amount (a “Required Interim Conversion”) by delivering one or more Conversion Notices indicating the applicable Interim Conversion Price being used.  Notwithstanding the foregoing, the Holder shall not be obligated to effect any Required Interim Conversion hereunder unless the Equity Conditions shall have been satisfied (or waived in writing by the Holder) during each day of the applicable Interim Conversion Period.  Required Interim Conversions made pursuant to this Section 3(c)(ii)(A) shall be made in accordance with Section 3(c)(i) hereof; provided, however, that in the event that as of the end of any Interim Conversion Period the Holder has failed to effect the Required Interim Conversion in an amount equal to the Minimum Interim Amount and the Equity Conditions have been satisfied (or waived in writing by the Holder) during such Interim Conversion Period, then the Company may elect to, without delivery of a Conversion Notice or any action on the part of the Holder, cause a portion of this Note to be converted into a number of shares that, when added to the number of shares previously issued to the Holder upon conversion during such Interim Conversion Period, equals the Minimum Interim Amount by delivering written notice to the Holder of such election within five (5) Trading Days of the end of such Interim Conversion Period.

                                                     (B) Optional Interim Conversions.  During any Interim Conversion Period, the Holder may from time to time convert a portion of this Note (an “Optional Interim Conversion Amount”) into a number of fully paid, validly issued and nonassessable shares of Common Stock that does not exceed the Maximum Interim Amount for such Interim Conversion Period (an “Optional Interim Conversion”) by delivering one or more Conversion Notices indicating the applicable Interim Conversion Price being used provided that the aggregate number of shares of Common Stock issued during any Interim Conversion Period shall not exceed the applicable Maximum Interim Amount. Optional Interim Conversions made pursuant to this Section 3(c)(ii)(B) shall be made in accordance with Section 3(c)(i) hereof.

                                        (iii)       Company’s Failure to Timely Convert.  If the Company shall fail, other than pursuant to Section 3(d), to issue a certificate to the Holder or credit the Holder’s balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon conversion of any Conversion Amount on or prior to the date which is five Business Days after the Conversion Date (a “Conversion Failure”), then (A) the Company shall pay damages in cash to the Holder for each date of such Conversion Failure in an amount equal to 2.0%of the product of (I) the sum of the number of shares of Common Stock not issued to the Holder on or prior to the Share Delivery Date and to which the Holder is entitled, and (II) the Closing Sale Price of the Common Stock on the Share Delivery Date and (B) the Holder, upon written notice to the Company, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any portion of this Note that has not been converted pursuant to such Conversion Notice; provided that the voiding of a Conversion Notice shall not affect the Company’s obligations to make any payments which have accrued prior to the date of such notice pursuant to this Section 3(c)(iii) or otherwise.  In addition to the foregoing, if within three (3) Trading Days after the Company’s receipt of the facsimile copy of a Conversion Notice the Company shall fail to issue and deliver a certificate to the Holder or credit the Holder’s balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon such holder’s conversion of any Conversion Amount, and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by the Holder of Common Stock issuable upon such conversion that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within three (3) Business Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Stock and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Closing Bid Price on the Conversion Date.

                                        (iv)       Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless (A) the full Conversion Amount represented by this Note is being converted or (B) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of this Note upon physical surrender of this Note.  The Holder and the Company shall maintain records showing the Principal, Interest and Late Charges converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon conversion.

                                        (v)        Pro Rata Conversion; Disputes.  In the event that the Company receives a Conversion Notice from more than one holder of Notes for the same Conversion Date and the Company can convert some, but not all, of such portions of the Notes submitted for conversion, the Company, subject to Section 3(d), shall convert from each holder of Notes electing to have Notes converted on such date a pro rata amount of such holder’s portion of its Notes submitted for conversion based on the principal amount of Notes submitted for conversion on such date by such holder relative to the aggregate principal amount of all Notes submitted for conversion on such date.  In the event of a dispute as to the number of shares of Common Stock issuable to the Holder in connection with a conversion of this Note, the Company shall issue to the Holder the number of shares of Common Stock not in dispute and resolve such dispute in accordance with Section 24.  The failure to issue to the Holder the number of shares of Common Stock in dispute shall not be a Conversion Failure.

                         (d)         Limitations on Conversions.

                                        (i)          Beneficial Ownership.  The Company shall not effect any conversion of this Note, and the Holder of this Note shall not have the right to convert any portion of this Note pursuant to Section 3(a), to the extent that after giving effect to such conversion, the Holder (together with the Holder’s affiliates) would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the number of shares of Common Stock outstanding immediately after giving effect to such conversion.  For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of this Note with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted portion of this Note beneficially owned by the Holder or any of its affiliates and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any Other Notes or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its affiliates.  Except as set forth in the preceding sentence, for purposes of this Section 3(d)(i), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended.  For purposes of this Section 3(d)(i), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Form 10-Q or Form 8-K, as the case may be, (y) a more recent public announcement by the Company or (z) any other notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding.  For any reason at any time, upon the written or oral request of the Holder, the Company shall within one Business Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Note, by the Holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported.  By written notice to the Company, the Holder may increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% specified in such notice; provided that (i) any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to the Holder and not to any other holder of Notes.

                                        (ii)        Market Regulation.  The Company shall not be obligated to issue any shares of Common Stock upon conversion of this Note if the issuance of such shares of Common Stock would exceed the aggregate number of shares of Common Stock which the Company may issue upon conversion or exercise, as applicable, of the Notes and Warrants and the payment of Interest in Interest Shares without breaching the Company’s obligations under the rules or regulations of the Nasdaq National Market or The Nasdaq Capital Market, as applicable (the “Exchange Cap”), except that such limitation shall not apply in the event that the Company (A) obtains the approval of its stockholders as required by the applicable rules of the Nasdaq National Market or The Nasdaq Capital Market, as the case may be, for issuances of Common Stock in excess of such amount or (B) obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the Required Holders.  Until such approval or written opinion is obtained, no purchaser of the Notes pursuant to the Securities Purchase Agreement or any Exchange Agreement (the “Purchasers”) shall be issued in the aggregate, upon conversion or exercise, as applicable, of Notes or Warrants or the payment of Interest in Interest Shares, shares of Common Stock (as adjusted for stock splits, stock dividends, stock combinations and other similar transactions) in an amount greater than the product of the Exchange Cap multiplied by a fraction, the numerator of which is the principal amount of Notes issued to the Purchasers pursuant to the Exchange Agreements on the Exchange Closing Date and the Securities Purchase Agreement on the Closing Date and the denominator of which is the aggregate principal amount of all Notes issued to the Purchasers pursuant to Exchange Agreements on the Exchange Closing Date and the Securities Purchase Agreement on the Closing Date (with respect to each Purchaser, the “Exchange Cap Allocation”).  In the event that any Purchaser shall sell or otherwise transfer any of such Purchaser’s Notes, the transferee shall be allocated a pro rata portion of such Purchaser’s Exchange Cap Allocation, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Exchange Cap Allocation allocated to such transferee.  In the event that any holder of Notes shall convert all of such holder’s Notes into a number of shares of Common Stock which, in the aggregate, is less than such holder’s Exchange Cap Allocation, then the difference between such holder’s Exchange Cap Allocation and the number of shares of Common Stock actually issued to such holder shall be allocated to the respective Exchange Cap Allocations of the remaining holders of Notes on a pro rata basis in proportion to the aggregate principal amount of the Notes then held by each such holder.

          (4)          RIGHTS UPON EVENT OF DEFAULT.

                         (a)          Event of Default.  Each of the following events shall constitute an “Event of Default”:

                                        (i)          the failure of the applicable Registration Statement required to be filed pursuant to the Registration Rights Agreement to be declared effective by the SEC on or prior to the date that is sixty (60) days after the applicable Effectiveness Deadline (as defined in the Registration Rights Agreement), or, while the applicable Registration Statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of the applicable Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to any holder of the Notes for sale of all of such holder’s Registrable Securities (as defined in the Registration Rights Agreement) in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of ten (10) consecutive days or for more than an aggregate of thirty (30) days in any 365-day period (other than days during an Allowable Grace Period (as defined in the Registration Rights Agreement));

                                        (ii)        the suspension from trading or failure of the Common Stock to be listed on an Eligible Market for a period of five (5) consecutive days or for more than an aggregate of ten (10) days in any 365-day period;

                                        (iii)       the Company’s (A) failure to cure a Conversion Failure by delivery of the required number of shares of Common Stock within ten (10) Business Days after the applicable Conversion Date or (B) notice, written or oral, to any holder of the Notes, including by way of public announcement or through any of its agents, at any time, of its intention not to comply with a request for conversion of any Notes into shares of Common Stock that is tendered in accordance with the provisions of the Notes, other than pursuant to Section 3(d);

                                        (iv)       at any time following the tenth (10th) consecutive Business Day that the Holder’s Authorized Share Allocation is less than the number of shares of Common Stock that the Holder would be entitled to receive upon a conversion of the full Conversion Amount of this Note (without regard to any limitations on conversion set forth in Section 3(d) or otherwise);

                                        (v)       (A) the Company’s failure to pay to the Holder any amount of Principal, when and as due under this Note (including, without limitation, the Company’s failure to pay any redemption payments) or (B) the Company’s failure to pay to the Holder any other amounts when due and as due under any Transaction Document (as defined in the Securities Purchase Agreement) or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated hereby and thereby to which the Holder is a party, if such failure continues for a period of at least five (5) Business Days;

                                        (vi)       (A) any payment default or other default occurs under any Indebtedness (as defined in Section 3(s) of the Securities Purchase Agreement) of the Company or any of its Subsidiaries (as defined in Section 3(a) of the Securities Purchase Agreement) (other than the XEL Notes) that results in a redemption of or acceleration prior to maturity of $250,000 or more of such Indebtedness in the aggregate, (B) any payment default or other default occurs under the XEL Notes that results in a redemption of or acceleration of such notes or (C) any material default occurs under any Indebtedness of the Company (other than the XEL Notes) or any of its Subsidiaries having an aggregate outstanding balance in excess of $250,000 and such default continues uncured for more than ten (10) Business Days, other than, in each case (A) and (C) above, a default with respect to any Other Notes;

                                        (vii)    the Company or any of its Subsidiaries, pursuant to or within the meaning of Title 11, U.S. Code, or any similar Federal, foreign or state law for the relief of debtors (collectively, “Bankruptcy Law”), (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a “Custodian”), (D) makes a general assignment for the benefit of its creditors or (E) admits in writing that it is generally unable to pay its debts as they become due;

                                        (viii)   a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Company or any of its Subsidiaries in an involuntary case, (B) appoints a Custodian of the Company or any of its Subsidiaries or (C) orders the liquidation of the Company or any of its Subsidiaries;

                                        (ix)     a final judgment or judgments for the payment of money aggregating in excess of $2,000,000 are rendered against the Company or any of its Subsidiaries  and which judgments are not, within sixty (60) days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within sixty (60) days after the expiration of such stay; provided, however, that any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $2,000,000 amount set forth above so long as the Company provides the Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Holder) to the effect that such judgment is covered by insurance or an indemnity and the Company will receive the proceeds of such insurance or indemnity within thirty (30) days of the issuance of such judgment;

                                        (x)     the Company breaches in any material respect any representation, warranty, covenant or other term or condition of any Transaction Document, except, in the case of a breach of a covenant or other term or condition of any Transaction Document which is curable, only if such breach continues for a period of at least ten (10) consecutive Business Days;

                                        (xi)    any breach or failure in any respect to comply with Section 15 of this Note or Section 8(b) of the Securities Purchase Agreement; or

                                        (xii)   any Event of Default (as defined in the Other Notes) occurs with respect to any Other Notes.

                         (b)          Redemption Right.  Promptly after the occurrence of an Event of Default with respect to this Note or any Other Note, the Company shall deliver written notice thereof via facsimile and overnight courier (an “Event of Default Notice”) to the Holder.  At any time after the earlier of the Holder’s receipt of an Event of Default Notice and the Holder becoming aware of an Event of Default and prior to sixty (60) days after written notice from the Company to the Holder that such Event of Default is cured (which written notice shall provide satisfactory evidence that such Event of Default has actually been cured), the Holder may require the Company to redeem all or any portion of this Note by delivering written notice thereof (the “Event of Default Redemption Notice”) to the Company, which Event of Default Redemption Notice shall indicate the portion of this Note the Holder is electing to redeem.  Each portion of this Note subject to redemption by the Company pursuant to this Section 4(b) shall be redeemed by the Company at a price equal to the greater of (i) the product of (x) the Conversion Amount to be redeemed and (y) the Redemption Premium and (ii) the product of (A) the Conversion Rate with respect to such Conversion Amount in effect at such time as the Holder delivers an Event of Default Redemption Notice and (B) the Closing Sale Price of the Common Stock on the date immediately preceding such Event of Default (the “Event of Default Redemption Price”).  Redemptions required by this Section 4(b) shall be made in accordance with the provisions of Section 13.  In the event of a partial redemption of this Note pursuant hereto, the principal amount redeemed shall be deducted from the Installment Amounts relating to the applicable Installment Dates as set forth in the Event of Default Redemption Notice.

          (5)          RIGHTS UPON FUNDAMENTAL TRANSACTION AND CHANGE OF CONTROL.

                         (a)          Assumption.  The Company shall not enter into or be party to a Fundamental Transaction unless (i)  the Successor Entity (if other than the Company) assumes in writing all of the obligations of the Company under this Note and the other Transaction Documents in accordance with the provisions of this Section 5(a) pursuant to written agreements in form and substance reasonably satisfactory to the Required Holders and approved by the Required Holders prior to such Fundamental Transaction, including agreements to deliver to each holder of Notes in exchange for such Notes a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Notes, including, without limitation, having a principal amount and interest rate equal to the principal amounts and the interest rates of the Notes held by such holder and having similar ranking to the Notes, and satisfactory to the Required Holders and (ii) the Successor Entity (including its Parent Entity) is a publicly traded corporation whose common stock is quoted on or listed for trading on an Eligible Market.  Upon the occurrence of any Fundamental Transaction, the Successor Entity (if other than the Company) shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Note referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Note with the same effect as if such Successor Entity had been named as the Company herein.  Upon consummation of the Fundamental Transaction, the Successor Entity (if other than the Company) shall deliver to the Holder confirmation that there shall be issued upon conversion or redemption of this Note at any time after the consummation of the Fundamental Transaction, in lieu of the shares of the Company’s Common Stock (or other securities, cash, assets or other property) purchasable upon the conversion or redemption of the Notes prior to such Fundamental Transaction, such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) which the Holder would have been entitled to receive upon the happening of such Fundamental Transaction had this Note been converted immediately prior to such Fundamental Transaction, as adjusted in accordance with the provisions of this Note.  The provisions of this Section shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion or redemption of this Note.

                         (b)          Redemption Right.  No sooner than fifteen (15) days nor later than ten (10) days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Company shall deliver written notice thereof via facsimile and overnight courier to the Holder (a “Change of Control Notice”).  At any time during the period beginning after the Holder’s receipt of a Change of Control Notice and ending on the date of the consummation of such Change of Control (or, in the event a Change of Control Notice is not delivered at least ten (10) days prior to a Change of Control, at any time on or after the date which is ten (10) days prior to a Change of Control and ending ten (10) days after the consummation of such Change of Control), the Holder may require the Company to redeem all or any portion of this Note by delivering written notice thereof (“Change of Control Redemption Notice”) to the Company, which Change of Control Redemption Notice shall indicate the Conversion Amount the Holder is electing to redeem.  The portion of this Note subject to redemption pursuant to this Section 5 shall be redeemed by the Company at a price equal to the greater of (i) the product of (x) the Conversion Amount being redeemed and (y) the quotient determined by dividing (A) the Closing Sale Price of the Common Stock immediately following the public announcement of such proposed Change of Control by (B) the Conversion Price and (ii) 105% of the Conversion Amount being redeemed from the Issuance Date until six months from the Issuance Date, 110% of the Conversion Amount being redeemed from the end of such six month period until the first anniversary of the Issuance Date, and 120% of the Conversion Amount being redeemed thereafter (the “Change of Control Redemption Price”).  Redemptions required by this Section 5 shall be made in accordance with the provisions of Section 13 only if such Change of Control is consummated and shall have priority to payments to stockholders in connection with a Change of Control.  Notwithstanding anything to the contrary in this Section 5, but subject to Section 3(d), until the Change of Control Redemption Price (together with any interest thereon) is paid in full, the Conversion Amount submitted for redemption under this Section 5(c) (together with any interest thereon) may be converted, in whole or in part, by the Holder into Common Stock pursuant to Section 3.  In the event of a partial redemption of this Note pursuant hereto, the principal amount redeemed shall be deducted from the Installment Amounts relating to the applicable Installment Dates as set forth in the Change of Control Redemption Notice.

          (6)          RIGHTS UPON ISSUANCE OF PURCHASE RIGHTS AND OTHER CORPORATE EVENTS.

                         (a)          Purchase Rights.  If at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), the Company shall make appropriate provision to insure that the Holder will thereafter have the right to receive upon a conversion of this Note, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon conversion of this Note (without taking into account any limitations or restrictions on the convertibility of this Note) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

                         (b)          Other Corporate Events.  In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Company shall make appropriate provision to insure that the Holder will thereafter have the right to receive upon a conversion of this Note, as applicable, (i) in addition to the shares of Common Stock receivable upon such conversion, such securities or other assets to which the Holder would have been entitled with respect to such shares of Common Stock had such shares of Common Stock been held by the Holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of this Note) or (ii) in lieu of the shares of Common Stock otherwise receivable upon such conversion, such securities or other assets received by the holders of shares of Common Stock in connection with the consummation of such Corporate Event in such amounts as the Holder would have been entitled to receive had this Note initially been issued with conversion rights for the form of such consideration (as opposed to shares of Common Stock) at a conversion rate for such consideration commensurate with the Conversion Rate.  Provision made pursuant to the preceding sentence shall be in a form and substance reasonably satisfactory to the Required Holders.  The provisions of this Section shall apply similarly and equally to successive Corporate Events and shall be applied without regard to any limitations on the conversion or redemption of this Note.

          (7)          RIGHTS UPON ISSUANCE OF OTHER SECURITIES.

                         (a)          Adjustment of Conversion Price upon Issuance of Common Stock.  If and whenever on or after the Subscription Date, the Company issues or sells, or in accordance with this Section 7(a) is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding shares of Common Stock deemed to have been issued or sold by the Company in connection with any Excluded Security) for a consideration per share (the “New Issuance Price”) less than a price (the “Applicable Price”) equal to the Conversion Price in effect immediately prior to such issue or sale (the foregoing a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount equal to the product of (A) the Conversion Price in effect immediately prior to such Dilutive Issuance and (B) the quotient determined by dividing (1) the sum of (I) the product derived by multiplying the Conversion Price in effect immediately prior to such Dilutive Issuance and the number of shares of Common Stock Deemed Outstanding immediately prior to such Dilutive Issuance plus (II) the consideration, if any, received by the Company upon such Dilutive Issuance, by (2) the product derived by multiplying (I) the Conversion Price in effect immediately prior to such Dilutive Issuance by (II) the number of shares of Common Stock Deemed Outstanding immediately after such Dilutive Issuance.  Notwithstanding the foregoing, if the Company issues or sells any shares of Common Stock, Options or Convertible Securities as payment of, or in exchange for, the XEL Notes, then immediately after such Dilutive Issuance the Conversion Price then in effect shall be reduced to an amount equal to the New Issuance Price.  For purposes of determining the adjusted Conversion Price under this Section 7(a), the following shall be applicable:

                                        (i)          Issuance of Options.  If the Company in any manner grants or sells any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon exercise of such Option and conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share.  For purposes of this Section 7(a)(i), the “lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon granting or sale of the Option, upon exercise of the Option and upon conversion or exchange or exercise of any Convertible Security issuable upon exercise of such Option.  No further adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange or exercise of such Convertible Securities.

                                        (ii)        Issuance of Convertible Securities.  If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon such conversion or exchange or exercise thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share.  For the purposes of this Section 7(a)(ii), the “price per share for which one share of Common Stock is issuable upon such conversion or exchange or exercise” shall be equal to the sum of the lowest amounts of consideration (if any)

received or receivable by the Company with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon the conversion or exchange or exercise of such Convertible Security.  No further adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock upon conversion or exchange or exercise of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Conversion Price had been or are to be made pursuant to other provisions of this Section 7(a), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

                                        (iii)      Change in Option Price or Rate of Conversion.  If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exchange or exercise of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable or exercisable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold.  For purposes of this Section 7(a)(iii), if the terms of any Option or Convertible Security that was outstanding as of the Subscription Date are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change.  No adjustment shall be made pursuant to this Section 7(a)(iii) if such adjustment would result in an increase of the Conversion Price then in effect.

                                        (iv)      Calculation of Consideration Received.  In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for a consideration of $.01.  If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Company therefor.  If any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration, except where such consideration consists of marketable securities, in which case the amount of consideration received by the Company will be the Closing Sale Price of such securities on the date of receipt.  If any Common Stock, Options or Convertible Securities are issued to the shareholders of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of net assets and business of the non-surviving entity, calculated on a going concern basis, as is attributable to such Common Stock, Options or Convertible Securities, as the case may be.  The fair value of any consideration other than cash or securities will be determined jointly by the Company and the Required Holders.  If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Required Holders.  The determination of such appraiser shall be deemed binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne one-half by the Company and one-half by the Holders.  The consideration received by the Company need not be calculated for shares of Common Stock that are issued or sold or deemed issued or sold to the extent they constitute Excluded Securities.

                                        (v)      Record Date.  If the Company takes a record of the holders of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

                         (b)          Adjustment of Conversion Price upon Subdivision or Combination of Common Stock.  If the Company at any time on or after the Subscription Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced.  If the Company at any time on or after the Subscription Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

                         (c)          Other Events.  If any event occurs of the type contemplated by the provisions of this Section 7 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the Holder under this Note; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 7.

          (8)          INSTALLMENT AMOUNTS.

                         (a)          General.  On each applicable Installment Date, the Company shall pay to the Holder of this Note the Installment Amount due as of such Installment Date.  The Installment Amount shall be payable by the Company in cash on the applicable Installment Date by wire transfer of immediately available funds.  Notwithstanding anything to the contrary in this Section 8(A), but subject to Section 3(d), until the applicable Installment Amount (together with any interest thereon) is paid in full, the Installment Amount (together with any interest thereon) may be converted, in whole or in part, by the Holder into Common Stock pursuant to Section 3.  In the event the Holder elects to convert all or any portion of the Installment Amount prior to the applicable Installment Date as set forth in the immediately preceding sentence, such Installment Amount so converted shall be deducted from the Installment Amount to be paid on such Installment Date.

                         (b)          Special Installment Amounts.  The Company shall announce its operating results (the “Operating Results”) for each Fiscal Quarter no later than the thirtieth (30th) day after the end of each Fiscal Quarter (or if such day is not a Trading Day, the next Trading Day) and such announcement shall include the amount of the Company’s Tested Working Capital.  In addition, if at the end of the Fiscal Quarter the Company’s Tested Working Capital is less than the Target Working Capital (a “Working Capital Deficiency”), the Company shall make publicly available (as part of the Operating Results announcement or, contemporaneously, on a Current Report on Form 8-K or otherwise) the fact that the Company’s obligation to pay Special Installment Amounts has been triggered.  On the date of such announcement (the “Announcement Date”), the Company shall also provide to the Holders a certification (a “Working Capital Certification”) as to the amount of the Tested Working Capital as of the end of the Fiscal Quarter to which such Operating Results relate.  If at the end of any Fiscal Quarter a Working Capital Deficiency exists, the Company shall, on the Announcement Date, also provide to the Holder a notice (each such notice, a “Working Capital Deficiency Notice”) stating the amount of such Working Capital Deficiency.  At any time during the period beginning after the Holder’s receipt of a Working Capital Deficiency Notice (or, in the event that the Company does not deliver such Working Capital Deficiency Notice, at any time designated by the Holder) and ending seven (7) Business Days thereafter (the “Special Installment Notice Due Date”), the Holder may require the Company to pay, on each Special Installment Date, a Special Installment Amount in accordance with the provisions of Section 8(a) by delivering written notice thereof (a “Special Installment Notice”) to the Company which Special Installment Notice shall state the Special Installment Amount due on the applicable Special Installment Date.

          (9)          COMPANY’S RIGHT OF MANDATORY CONVERSION.

                         (a)          Mandatory Conversion.  If at any time from and after the one-year anniversary of the Effective Date (as defined in the Registration Rights Agreement) (the “Mandatory Conversion Eligibility Date”), (i) the Weighted Average Price of the Common Stock equals or exceeds 200% of the Conversion Price (subject to appropriate adjustments for stock splits, stock dividends, stock combinations and other similar transactions after the Subscription Date) for each of any twenty (20) consecutive Trading Days following the Mandatory Conversion Eligibility Date (the “Mandatory Conversion Measuring Period”) and (ii) the Equity Conditions shall have been satisfied (or waived in writing by the Holder, provided that the Holder may not waive the provisions of Section 3(d)(ii)), during the period commencing on the Mandatory Conversion Notice Date through the applicable Mandatory Conversion Date (each, as defined below), the Company shall have the right to require the Holder to convert all, but not less than all, of the Conversion Amount then remaining under this Note plus the Present Value of Interest as designated in the Mandatory Conversion Notice (as defined below) into fully paid, validly issued and nonassessable shares of Common Stock in accordance with Section 3(c) hereof at the Conversion Rate as of the Mandatory Conversion Date (as defined below) (a “Mandatory Conversion”) or, at the Company’s option and solely with respect to the Present Value of Interest, cash or a combination of Common Stock and cash.  The Company may exercise its right to require conversion under this Section 9(a), by delivering within not more than two (2) Trading Days following the end of such Mandatory Conversion Measuring Period a written notice thereof by facsimile and overnight courier to all, but not less than all, of the holders of Notes and the Transfer Agent (the “Mandatory Conversion Notice” and the date all of the holders received such notice by facsimile is referred to as the “Mandatory Conversion Notice Date”).  The Mandatory Conversion Notice shall be irrevocable.  The Mandatory Conversion Notice shall state (i) the Trading Day selected for the Mandatory Conversion in accordance with Section 9(a), which Trading Day shall be at least twenty (20) Business Days but not more than sixty (60) Business Days following the Mandatory Conversion Notice Date (the “Mandatory Conversion Date”), (ii) the aggregate Conversion Amount of the Notes subject to mandatory conversion from all of the holders of the Notes pursuant to this Section 9 (and analogous provisions under the Other Notes), (iii) the number of shares of Common Stock to be issued to, and the Present Value of Interest to be paid to, such Holder on the Mandatory Conversion Date and (iv) the portion, if any, of the Present Value of Interest that shall be paid in cash and the portion, if any, that shall be paid in Common Stock.

                         (b)          Pro Rata Conversion Requirement.  If the Company elects to cause a conversion of any Conversion Amount of this Note pursuant to Section 9(a), then it must simultaneously take the same action in the same proportion with respect to the Other Notes.  All Conversion Amounts converted by the Holder after the Mandatory Conversion Notice Date shall reduce the Conversion Amount of this Note required to be converted on the Mandatory Conversion Date.  If the Company has elected a Mandatory Conversion, the mechanics of conversion set forth in Section 3(c) shall apply, to the extent applicable, as if the Company and the Transfer Agent had received from the Holder on the Mandatory Conversion Date a Conversion Notice with respect to the Conversion Amount being converted pursuant to the Mandatory Conversion.

                         (9A)       COMPANY’S RIGHT OF OPTIONAL REDEMPTION.  At any time prior to the Maturity Date, provided that all Equity Conditions are satisfied between the Optional Redemption Notice Date and the Optional Redemption Date (each as hereinafter defined), the Company shall have the right to redeem all, but not less than all, of the Conversion Amount then remaining under this Note and the Other Notes (an “Optional Redemption”).  The Conversion Amount subject to redemption pursuant to this Section 9A shall be redeemed by the Company in cash at a price equal to 105% of the Conversion Amount (the “Optional Redemption Price”).  The Company may exercise its redemption right under this Section 9A by delivering a written notice thereof by confirmed facsimile and overnight courier to all, but not less than all, of the holders of Notes (the “Optional Redemption Notice” and the date all of the holders received such notice is referred to as the “Optional Redemption Notice Date”).  The Optional Redemption Notice shall be irrevocable.  The Optional Redemption Notice shall state (A) the date on which the Optional Redemption shall occur (the “Optional Redemption Date”) which date shall be thirty (30) days after the Optional Redemption Notice Date and (B) the aggregate outstanding Principal amount of this Note (the “Optional Redemption Amount”) and the Other Notes which the Company shall redeem pursuant to this Section 9A on the Optional Redemption Date.  Notwithstanding anything to the contrary in this Section 9A, until the Optional Redemption Price is paid in full, the Optional Redemption Amount may be converted, in whole or in part, by the Holders into shares of Common Stock in accordance with Section 3.  All Conversion Amounts converted by the Holder after the Optional Redemption Notice Date shall reduce the Optional Redemption Amount of this Note required to be redeemed on the Optional Redemption Date.  Redemptions made pursuant to this Section 9A shall be made in accordance with Section 13 to the extent applicable.

          (10)          SECURITY.  This Note and the Other Notes are secured to the extent and in the manner set forth in the Security Documents (as defined in the Securities Purchase Agreement).

          (11)          NONCIRCUMVENTION.  The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note.

          (12)          RESERVATION OF AUTHORIZED SHARES.

                          (a)          Reservation.  The Company shall initially reserve out of its authorized and unissued Common Stock at least 8,144,109 shares of Common Stock for all of the Notes.  So long as any of the Notes are outstanding, the Company shall take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Notes, 150% of the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the Notes then outstanding pursuant to Sections 2 and 3 (without regard to any limitations on conversions) (the “Required Reserve Amount”).  The amount required to be reserved shall be reduced by the number of shares of Common Stock issued upon conversion of the Notes.  The initial number of shares of Common Stock reserved for conversions of the Notes and each increase in the number of shares so reserved shall be allocated pro rata among the holders of the Notes based on the principal amount of the Notes held by each holder at the Closing (as defined in the Securities Purchase Agreement) or increase in the number of reserved shares, as the case may be (the “Authorized Share Allocation”).  In the event that a holder shall sell or otherwise transfer any of such holder’s Notes, each transferee shall be allocated a pro rata portion of such holder’s Authorized Share Allocation.  Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Notes shall be allocated to the remaining holders of Notes, pro rata based on the principal amount of the Notes then held by such holders.

                          (b)          Insufficient Authorized Shares.  If at any time while any of the Notes remain outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Notes at least a number of shares of Common Stock equal to the Required Reserve Amount (an “Authorized Share Failure”), then the Company shall immediately take all action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Notes then outstanding.  Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than sixty (60) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock.  In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its reasonable best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the stockholders that they approve such proposal.

          (13)          HOLDER’S REDEMPTIONS.

                          (a)          Mechanics.  The Company shall deliver the applicable Event of Default Redemption Price to the Holder within five (5) Business Days after the Company’s receipt of the Holder’s Event of Default Redemption Notice.  If the Holder has submitted a Change of Control Redemption Notice in accordance with Section 5(b), the Company shall deliver the applicable Change of Control Redemption Price to the Holder by the later of (i) consummation of the Change of Control or (ii) five (5) Business Days after the Company’s receipt of such notice.  The Company shall deliver the applicable Company Installment Redemption Price to the Holder on the applicable Installment Date and the applicable Optional Redemption Price to the Holder on the applicable Optional Redemption Date.  In the event of a redemption of less than all of the Conversion Amount of this Note, the Company shall promptly cause to be issued and delivered to the Holder a new Note (in accordance with Section 19(d)) representing the outstanding Principal which has not been redeemed.  In the event that the Company does not pay the applicable Redemption Price to the Holder within the time period required, at any time thereafter and until the Company pays such unpaid Redemption Price in full, the Holder shall have the option, in lieu of redemption, to require the Company to promptly return to the Holder all or any portion of this Note representing the Conversion Amount that was submitted for redemption and for which the applicable Redemption Price (together with any Late Charges thereon) has not been paid.  Upon the Company’s receipt of such notice, (x) any applicable Redemption Notice shall be null and void with respect to such Conversion Amount, (y) the Company shall immediately return this Note, or issue a new Note (in accordance with Section 19(d)) to the Holder representing such Conversion Amount and (z) the Conversion Price of this Note or such new Notes shall be adjusted to the lesser of (A) the Conversion Price as in effect on the date on which the Redemption Notice is voided and (B) the lowest Closing Bid Price of the Common Stock during the period beginning on and including the date on which the Redemption Notice is delivered to the Company and ending on and including the date on which the Redemption Notice is voided.  The Holder’s delivery of a notice voiding a Redemption Notice and exercise of its rights following such notice shall not affect the Company’s obligations to make any payments of Late Charges which have accrued prior to the date of such notice with respect to the Conversion Amount subject to such notice.

                          (b)          “Redemption by Other Holders.  Upon the Company’s receipt of notice from any of the holders of the Other Notes for redemption or repayment as a result of an event or occurrence substantially similar to the events or occurrences described in Section 4(b) or Section 5(b) (each, an “Other Redemption Notice”), the Company shall immediately forward to the Holder by facsimile a copy of such notice.  If the Company receives a Redemption Notice and one or more Other Redemption Notices, during the seven (7) Business Day period beginning on and including the date which is three (3) Business Days prior to the Company’s receipt of the Holder’s Redemption Notice and ending on and including the date which is three (3) Business Days after the Company’s receipt of the Holder’s Redemption Notice and the Company is unable to redeem all principal, interest and other amounts designated in such Redemption Notice and such Other Redemption Notices received during such seven (7) Business Day period, then the Company shall redeem a pro rata amount from each holder of the Notes (including the Holder) based on the principal amount of the Notes submitted for redemption pursuant to such Redemption Notice and such Other Redemption Notices received by the Company during such seven Business Day period.

          (14)          VOTING RIGHTS.  The Holder shall have no voting rights as the holder of this Note, except as required by law, including, but not limited to, the General Corporation Law of the State of Delaware, and as expressly provided in this Note.

          (15)          COVENANTS.  The following covenants shall apply so long as this Note is outstanding, but not thereafter:

                          (a)          Rank.  This Note shall be a senior secured obligation of the Company and, together with the Other Notes shall constitute the only senior Indebtedness of the Company secured by a consensual lien granted by the Company (other than certain capital lease obligations entered into prior to December 31, 2004 whose outstanding balance did not exceed $150,000 as of March 8, 2005).

                          (b)          Incurrence of Indebtedness.  The Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, incur or guarantee, assume or suffer to exist any Indebtedness, other than (i) the Indebtedness evidenced by this Note and the Other Notes and (ii) Permitted Indebtedness.

                         (c)          Existence of Liens.  The Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by the Company or any of its Subsidiaries (collectively, “Liens”) other than Permitted Liens.

                         (d)          Restricted Payments.  The Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Permitted Indebtedness whether by way of payment in respect of principal of (or premium, if any) or interest on such Indebtedness if at the time such payment is due or is otherwise made or, after giving effect to such payment, an event constituting, or that with the passage of time and without being cured would constitute, an Event of Default has occurred and is continuing; provided, that, notwithstanding the foregoing, no principal (or any portion thereof) (i) of any Subordinated Indebtedness may be paid (whether upon maturity, redemption, acceleration or otherwise) so long as this Note is outstanding and (ii) of the XEL Notes may be paid (whether upon maturity, redemption acceleration or otherwise) unless one (1) of the following conditions has been met:  (A) the Required Holders have given consent prior to the making of any such payment, (B) the Required Holders have given prior consent to an amendment of the XEL Notes that allows such payment, (C) the Net Cash Balance (as hereinafter defined) following any such payment exceeds 100% of the aggregate principal amount outstanding under the Notes or (D) the Closing Sale Price of the Common Stock exceeds $1.50 for any twenty (20) consecutive Trading Days out of the thirty (30) Trading Days immediately preceding the date of such payment and the Registration Statement filed pursuant to the Registration Rights Agreement shall be effective and available for the resale of all Registrable Securities.  For purposes of this Section 15(d), “Net Cash Balance” means, at any date, the difference between aggregate amount of all cash and cash equivalents (not including restricted cash) and short term investments as would be shown or reflected on the Company’s balance sheet as at such date if a balance sheet were prepared at such date, minus (ii) any Indebtedness other than under this Note, the Other Notes, or Permitted Indebtedness on such date.

                          (e)          XEL Notes.  The Company shall not increase the aggregate principal amount of the XEL Notes without the prior written consent of the Required Holders; provided that such principal amount may be increased to include any unpaid interest that has accrued at the interest rate or default interest rate set forth thereunder as of the Issuance Date.

          (16)          PARTICIPATION.  The Holder, as the holder of this Note, shall be entitled to receive such dividends paid and distributions made to the holders of Common Stock to the same extent as if the Holder had converted this Note into Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Common Stock on the record date for such dividends and distributions.  Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.

          (17)          VOTE TO ISSUE, OR CHANGE THE TERMS OF, NOTES.  The written agreement of the Company and either (i) the affirmative vote at a meeting duly called for such purpose or (ii) the written consent without a meeting of the Required Holders shall be required for any change or amendment to this Note or the Other Notes.

          (18)          TRANSFER; REGISTERED HOLDER AS OWNER.

                          (a)          Transfer by Holder.  This Note and any shares of Common Stock issued upon conversion of this Note may be offered, sold, assigned or transferred by the Holder without the consent of the Company, subject only to the provisions of Section 2(f) of the Securities Purchase Agreement.  Each Person to whom this Note is sold, assigned or transferred by the Holder shall provide to the Company true and accurate information as to such Person comparable to that contained in columns (1), (2) and (7) of the Schedule of Buyers attached to the Securities Purchase Agreement and as to the jurisdiction of residence of such Person.

                          (b)          Registered Holder as Owner.  The Company shall be entitled to treat the registered Holder of this Note as the absolute owner hereof and shall incur no liability for the issuance of Common Stock or for other action taken hereunder in good faith based upon such ownership until such time as a written assignment of this Note is effected by such registered owner, which assignment has been delivered to the Company and satisfies the requirements of Sections 18(a) and 19(a) hereof.

          (19)          REISSUANCE OF THIS NOTE.

                          (a)          Transfer.  If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 19(d)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less then the entire outstanding Principal is being transferred, a new Note (in accordance with Section 19(d)) to the Holder representing the outstanding Principal not being transferred.  The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of Section 3(c)(iv) following conversion or redemption of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note.

                          (b)          Lost, Stolen or Mutilated Note.  Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 19(d)) representing the outstanding Principal.

                          (c)          Note Exchangeable for Different Denominations.  This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 19(d) and in principal amounts of at least $100,000) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

                          (d)          Issuance of New Notes.  Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 19(a) or Section 19(c), the Principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued and unpaid Interest and Late Charges on the Principal and Interest of this Note, from the Issuance Date.

          (20)          REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF.  The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note.  Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof).  The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate.  The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

          (21)          PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS.  If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, attorneys’ fees and disbursements.

          (22)          CONSTRUCTION; HEADINGS.  This Note shall be deemed to be jointly drafted by the Company and all the Purchasers and shall not be construed against any person as the drafter hereof.  The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

          (23)          FAILURE OR INDULGENCE NOT WAIVER.  No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

          (24)          DISPUTE RESOLUTION.  In the case of a dispute as to the determination of the Closing Bid Price, the Closing Sale Price or the Weighted Average Price or the arithmetic calculation of the Conversion Rate or the Redemption Price, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within one (1) Business Day of receipt, or deemed receipt, of the Conversion Notice or Redemption Notice or other event giving rise to such dispute, as the case may be, to the Holder.  If the Holder and the Company are unable to agree upon such determination or calculation within one (1) Business Day of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within one Business Day submit via facsimile (a) the disputed determination of the Closing Bid Price, the Closing Sale Price or the Weighted Average Price to an independent, reputable investment bank selected by the Company and approved by the Holder or (b) the disputed arithmetic calculation of the Conversion Rate or the Redemption Price to the Company’s independent, outside accountant.  The Company, at the Company’s expense, shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations.  Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

          (25)          NOTICES; PAYMENTS.

                          (a)          Notices.  Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Purchase Agreement.  The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefore.  Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) immediately upon any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least twenty (20) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any pro rata subscription offer to holders of Common Stock or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.

                          (b)          Payments.  Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, such payment shall be made in lawful money of the United States of America by a check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing (which address, in the case of each of the Purchasers, shall initially be as set forth on the Schedule of Buyers attached to the Securities Purchase Agreement); provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder’s wire transfer instructions.  Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day and, in the case of any Interest Date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of Interest due on such date.  Any amount of Principal or other amounts due under the Transaction Documents, other than Interest, which is not paid when due shall result in a late charge being incurred and payable by the Company in an amount equal to interest on such amount at the rate of twelve percent (12%) per annum from the date such amount was due until the same is paid in full (“Late Charge”).

          (26)          CANCELLATION.  After all Principal, accrued Interest and other amounts at any time owed on this Note have been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

          (27)          WAIVER OF NOTICE.  To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Securities Purchase Agreement.

          (28)          GOVERNING LAW.  This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.

          (29)          CERTAIN DEFINITIONS.  For purposes of this Note, the following terms shall have the following meanings:

                          (a)          “Approved Stock Plan” means any employee benefit plan which has been approved by the Board of Directors of the Company, pursuant to which the Company’s securities may be issued to any consultant, employee, officer or director for services provided to the Company.

                          (b)          “Bloomberg” means Bloomberg Financial Markets.

                          (c)          “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

                          (d)          “Calendar Quarter” means each of: the period beginning on and including January 1 and ending on and including March 31; the period beginning on and including April 1 and ending on and including June 30; the period beginning on and including July 1 and ending on and including September 30; and the period beginning on and including October 1 and ending on and including December 31.

                          (e)          “Change of Control” means any Fundamental Transaction other than (A) a Fundamental Transaction in which holders of the Company’s capital stock having voting power immediately prior to the Fundamental Transaction continue after the Fundamental Transaction to hold publicly traded securities and, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company.

                          (f)          “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such security prior to 4:00:00 p.m., New York Time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.).  If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Holder.  If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 24.  All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

                          (g)          “Closing Date” shall have the meaning set forth in the Securities Purchase Agreement, which date is the date the Company initially issued Notes pursuant to the terms of the Securities Purchase Agreement.

                          (h)          “Common Stock Deemed Outstanding” means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to Sections 7(a)(i) and 7(a)(ii) hereof regardless of whether the Options or Convertible Securities are actually exercisable at such time, but excluding any Common Stock owned or held by or for the account of the Company or issuable upon conversion or exercise, as applicable, of the Notes and the Warrants.

                          (i)          “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for Common Stock.

                          (j)          “Eligible Market” means the Principal Market, The New York Stock Exchange, Inc., the American Stock Exchange or The Nasdaq Capital Market.

                          (k)          “Equity Conditions” means each of the following conditions:  (i) on each day during the period beginning one (1) month prior to the applicable date of determination and ending on and including the applicable date of determination, either (x) the Registration Statement filed pursuant to the Registration Rights Agreement shall be effective and available for the resale of all remaining Registrable Securities in accordance with the terms of the Registration Rights Agreement and there shall not have been any Grace Periods (as defined in the Registration Rights Agreement) or (y) all shares of Common Stock issuable upon conversion of the Notes and exercise of the Warrants shall be eligible for sale without restriction and without the need for registration under any applicable federal or state securities laws; (ii) on each day during the period beginning three (3) months prior to the applicable date of determination and ending on and including the applicable date of determination (the “Equity Conditions Measuring Period”), the Common Stock is designated for quotation on the Principal Market or on another Eligible Market and shall not have been suspended from trading on such exchange or market (other than suspensions of not more than two (2) days and occurring prior to the applicable date of determination due to business announcements by the Company) nor, solely in the event that the Common Stock is not designated for quotation on the Principal Market or on another Eligible Market, shall delisting or suspension by such exchange or market been threatened or pending either (A) in writing by such exchange or market or (B) by falling below the then effective minimum listing maintenance requirements of such exchange or market; (iii) during the one (1) year period ending on and including the date immediately preceding the applicable date of determination, the Company shall have delivered any Conversion Shares to be delivered upon conversion of the Notes and Warrant Shares upon exercise of the Warrants to the holders on a timely basis as set forth in Section 3(c)(ii) hereof (and analogous provisions under the Other Notes) and Sections 2(a) of the Warrants and Notes upon exercise of the Additional Investment Rights; (iv) during the Equity Conditions Measuring Period any applicable shares of Common Stock to be issued in connection with the event requiring determination may be issued in full without violating Section 3(d) hereof and the rules or regulations of the Nasdaq National Market or The Nasdaq Capital Market, as applicable; (v) during the Equity Conditions Measuring Period, the Company shall not have failed to timely make any payments within five

(5) Business Days of when such payment is due pursuant to any Transaction Document; (vi) during the Equity Conditions Measuring Period, there shall not have occurred either (A) the public announcement of a pending, proposed or intended Fundamental Transaction which has not been abandoned, terminated or consummated, or (B) an Event of Default or (vii) during the period commencing on the Interest Notice Due Date, the Installment Notice Due Date, the Special Installment Notice Due Date or the Mandatory Conversion Notice Date, as applicable, and ending on the Interest Date, the Installment Date, the Special Installment Date or the Mandatory Conversion Date, as applicable, an event that with the passage of time or giving of notice would constitute an Event of Default; (viii) on the applicable date of determination, the Company shall have no knowledge of any fact that would cause (x) the Registration Statements required pursuant to the Registration Rights Agreement not to be effective and available for the resale of all remaining Registrable Securities in accordance with the terms of the Registration Rights Agreement or (y) any shares of Common Stock issuable upon conversion of the Notes and shares of Common Stock issuable upon exercise of the Warrants not to be eligible for sale without restriction pursuant to Rule 144(k) and any applicable state securities laws; (ix) during the Equity Conditions Measuring Period, the Company otherwise shall have been in material compliance with and shall not have materially breached any provision, covenant, representation or warranty of any Transaction Document and (x) the Interim Conversion Price (without regard to the application of the Interim Conversion Floor Price set forth in the proviso to the definition thereof) shall not be less than $0.5217 (as appropriately adjusted for any stock split, stock dividend, stock combination or other similar transaction).

                          (l)          “Exchange Closing Date” shall have the meaning set forth in the Exchange Agreements, which date is the date the Company exchanged the Notes pursuant to the terms of the Exchange Agreement.

                          (m)          “Excluded Securities” means any Common Stock issued or issuable: (i) in connection with any Approved Stock Plan; (ii) upon conversion of the Notes or the exercise of the Warrants, including Common Stock issued upon a Company Conversion; (iii) pursuant to a bona fide firm commitment underwritten public offering with a nationally recognized underwriter which generates gross proceeds to the Company in excess of $20,000,000 (other than an “at-the-market offering” as defined in Rule 415(a)(4) under the 1933 Act and “equity lines”); (iv) in connection with the payment of any Interest Shares on the Notes; (v) in connection with any acquisition by the Company, whether through an acquisition of stock or a merger of any business, assets or technologies the primary purpose of which is not to raise equity capital; and (vi) upon conversion of any Options or Convertible Securities which are outstanding on the day immediately preceding the Subscription Date, provided that the terms of such Options or Convertible Securities are not amended, modified or changed on or after the Subscription Date.

                          (n)          “Fiscal Quarter” means each of the fiscal quarters adopted by the Company for financial reporting purposes that correspond to the Company’s fiscal year that ends on the Friday nearest to June 30, or such other fiscal quarter adopted by the Company for financial reporting purposes in accordance with GAAP.

                          (o)          “Fundamental Transaction” means that the Company shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (iii) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), or (v) reorganize, recapitalize or reclassify its Common Stock.

                         (p)          “GAAP” means United States generally accepted accounting principles, consistently applied.

                         (q)          “Holder Pro Rata Amount” means a fraction (i) the numerator of which is the Principal amount of this Note on the Exchange Closing Date and (ii) the denominator of which is the aggregate principal amount of all Notes exchanged pursuant to the Exchange Agreements on the Exchange Closing Date.

                         (r)          “Installment Amount” means (a) with respect to any Scheduled Installment Date, the Scheduled Installment Amount with respect to such date and (b) with respect to any Special Installment Date, the Special Installment Amount with respect to such date.  In the event the Holder shall sell or otherwise transfer any portion of this Note, the transferee shall be allocated a pro rata portion of the each unpaid Scheduled Installment Amount and Special Installment Amount hereunder.

                         (s)          “Installment Date” means (a) each Scheduled Installment Date, and (b) each Special Installment Date.

                         (t)          “Interest Conversion Price” means, with respect to any Interest Date, that price which shall be computed as 90% of the arithmetic average of the Weighted Average Price of the Common Stock on each of the fifteen (15) consecutive Trading Days commencing two (2) Trading Days after the Interest Notice Due Date and ending on the fourth (4th) Trading Day immediately preceding the applicable Interest Date (each, an “Interest Measuring Period”).  All such determinations to be appropriately adjusted for any stock split, stock dividend, stock combination or other similar transaction during such period.

                         (u)          “Interim Conversion Period” means each consecutive twenty-two (22) Trading Day period beginning with the period commencing on March 9, 2006 and ending April 7, 2006.  For purposes of clarification, the next period commences on April 10, 2006 and ends on May 9, 2006 and the last Interim Conversion Period ends on the Maturity Date.

                         (v)          “Material Subsidiary” means any Subsidiary (as defined in the Securities Purchase Agreement) that is a “significant subsidiary” within the meaning of Regulation S-X adopted by the Securities and Exchange Commission.

                         (w)         “Maximum Interim Amount” means, with respect to any Interim Conversion Period, an amount that is equal to the product of (A) the Holder Pro Rata Amount and (B) the greater of (i) 300,000 shares and (ii) 20% of the aggregate number of shares of Common Stock reported by Bloomberg as having traded during the twenty-two (22) consecutive Trading Day period ending on, and including, the applicable Conversion Date.

                         (x)          “Minimum Interim Amount” means, with respect to any Interim Conversion Period, an amount that is equal to the product of 100,000 shares and the Holder Pro Rata Amount.

                         (y)          “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

                          (z)          “Outstanding Amount” means, at any date, the sum of (i) the then outstanding Principal, (ii) accrued and unpaid Interest with respect to such Principal and (iii) accrued and unpaid Late Charges with respect to such Principal and Interest.

                          (aa)        “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

                         (bb)        “Permitted Indebtedness” means (A) the XEL Notes, (B) Indebtedness incurred by the Company that is made expressly subordinate in right of payment to the Indebtedness evidenced by this Note, as reflected in a written agreement reasonably acceptable to the Holder and approved by the Holder in writing, and which Indebtedness does not provide at any time for (1) the payment, prepayment, repayment, repurchase or defeasance, directly or indirectly, of any principal or premium, if any, thereon until ninety-one (91) days after the Maturity Date or later and (2) total interest and fees at a rate in excess of six percent (6%) per annum (any such Indebtedness, the “Subordinated Indebtedness”), (C) Indebtedness secured by Permitted Liens, (D) Indebtedness to trade creditors incurred in the ordinary course of business, and (E) extensions, refinancings and renewals of any items of Permitted Indebtedness (other than the XEL Notes), provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon the Company or its Subsidiary, as the case may be.

                         (cc)        “Permitted Liens” means (i) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (iii) any Lien created by operation of law, such as materialmen’s liens, mechanics’ liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings, (iv) Liens securing the Company’s obligations under the Notes, (v) Liens (A) upon or in any equipment (as defined in the Security Agreement) acquired or held by the Company or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such equipment, or (B) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment, (vi) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (i) and (v) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced does not increase, (vii) leases or subleases and licenses and sublicenses granted to others in the ordinary course of business, not interfering in any material respect with the business of the Company and its Subsidiaries taken as a whole, (viii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods and (ix) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 4(a)(ix).

                          (dd)        “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

                          (ee)        “Present Value of Interest” means the amount of any interest that, but for a Mandatory Conversion, would have accrued under this Note at the Interest Rate for the period from the Mandatory Conversion Date through the Maturity Date discounted to the present value of such interest using a discount rate equal to six percent (6%).

                          (ff)        “Principal Market” means the Nasdaq National Market.

                          (gg)        “Redemption Premium” means (i) in the case of the Events of Default described in Section 4(a)(i) - (vi) and (ix) - (xii), 120% or (ii) in the case of the Events of Default described in Section 4(a)(vii) - (viii), 100%.

                         (hh)        “Registration Rights Agreement” means that certain registration rights agreement dated as of the Subscription Date by and among the Company and the initial holders of the Notes relating to, among other things, the registration of the resale of the Common Stock issuable upon conversion of the Notes and exercise of the Warrants.

                         (ii)         “Required Holders” means the holders of Notes representing at least a majority of the aggregate principal amount of the Notes then outstanding.

                         (jj)         “Scheduled Installment Amount” means, with respect to any Scheduled Installment Date, the lesser of (i) the difference between (A) the product of (1) $500,000, multiplied by (2) the Holder Pro Rata Amount and (B) 50% of the product of (1) any shares acquired by the Holder pursuant to Optional Interim Conversions pursuant to Section 3(c)(ii)(B) hereof since the last Scheduled Installment Date (the “Scheduled Conversion Period”) and (2) the applicable Interim Conversion Prices indicated on the Conversion Notices delivered during the applicable Scheduled Conversion Period and (ii) the Principal amount (plus any accrued and unpaid interest thereon) under this Note as of such Installment Date, as any such Scheduled Installment Amount may be reduced pursuant to the terms of this Note, whether upon conversion, redemption or otherwise.  For the avoidance of doubt, any accrued and unpaid interest which may be paid pursuant to this definition shall be deducted from the total interest to be paid on any subsequent Interest Payment Date.

                          (kk)        “Scheduled Installment Date” means the tenth day of each of the consecutive Calendar Quarters commencing on July 10, 2005 and ending the earlier of the Maturity Date or the date on which this Note is no longer outstanding.

                          (ll)          “SEC” means the United States Securities and Exchange Commission.

                          (mm)      “Securities Purchase Agreement” means that certain securities purchase agreement dated as of the Subscription Date by and among the Company and the initial holders of the Notes pursuant to which the Company issued the Notes.

                          (nn)        “Special Installment Amount” means, with respect to any Special Installment Date, at the option of the Holder, an amount equal to one of the following:  (i) the difference between (A) the Outstanding Amount and (B) the product of (1) 60% of the Tested Working Capital multiplied by (2) the Holder Pro Rata Amount, (ii) the product of (A) $2,000,000 multiplied by (B) the Holder Pro Rata Amount, or (iii) any amount that is less than the amounts set forth in clauses (i) and (ii) hereof, in each case as any such Special Installment Amount may be reduced pursuant to the terms of this Note, whether upon conversion, redemption or otherwise.

                         (oo)        “Special Installment Date” means the date that is twenty (20) Trading Days after the receipt by the Company of a Special Installment Notice.  In the event that the day specified herein shall be prior to the end of the applicable Company Conversion Period, the Special Installment Date shall be the third (3rd) day following the end of such period.

                         (pp)        “Subscription Date” means March 20, 2005.

                          (qq)       “Successor Entity” means the Person, which may be the Company, formed by, resulting from or surviving any Fundamental Transaction or the Person with which such Fundamental Transaction shall have been made, provided that if such Person is not a publicly traded entity whose common stock or equivalent equity security is quoted or listed for trading on an Eligible Market, Successor Entity shall mean such Person’s Parent Entity.

                          (rr)        “Target Working Capital” means, at any date, an amount equal to the lesser of (i) $2,000,000 or (ii) the outstanding Principal of the Notes.

                          (ss)        “Tested Working Capital” means, at any date, an amount equal to the following amounts shown or reflected on the Company’s consolidated balance sheet as of such date (i) the aggregate amount of all rights to payment for goods sold or leased or services provided, less discounts, returns and allowances plus (ii) the aggregate amount of cash and cash equivalents (not including restricted cash) and short term investments, in each case only to the extent such cash, cash equivalents and short term investments are on deposit in each “Deposit Account” at United States banks pledged to the “Collateral Agent” and constituting “Collateral” under (and as such terms and defined in the “Pledge and Security Agreement” (as defined in the Securities Purchase Agreement) minus (iii) the aggregate amount owed to all trade creditors in the ordinary course of business.

                         (tt)        “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time).

                         (uu)       “Warrants” has the meaning ascribed to such term in the Securities Purchase Agreement, and shall include all warrants issued in exchange therefor or replacement thereof.

                         (vv)       “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York Time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as the Principal Market publicly announces is the official close of trading) as reported by Bloomberg through its “Volume at Price” functions, or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York Time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as such market publicly announces is the official close of trading) as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.).  If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder.  If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 24.  All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

                          (ww)     “XEL Notes” means the convertible promissory notes in the original aggregate principal amount of $10,480,000 due February 5, 2006 issued in connection with the acquisition by the Company of XEL Communications, Inc., as amended by the XEL Amendment (as defined the Exchange Agreements) and having an outstanding principal balance in the aggregate not in excess of $2,900,000 as of the Subscription Date; provided, however, that such notes shall not be further amended, restated, renewed, refunded, refinanced or otherwise extended after the Exchange Closing Date and the outstanding principal balance shall not be increased after the Subscription Date without the consent of the Required Holders.

[Signature Page Follows]

          IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set out above.

VERILINK CORPORATION

By:

Name:
Title:

EXHIBIT I

VERILINK CORPORATION
CONVERSION NOTICE

Reference is made to the Amended and Restated Senior Secured Convertible Note (the “Note”) issued to the undersigned by Verilink Corporation (the “Company”).  In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Conversion Amount (as defined in the Note) of the Note indicated below into shares of Common Stock par value $.01 per share (the “Common Stock”) of the Company, as of the date specified below.

Date of Conversion: __________________________________________________________________________________

Aggregate Conversion Amount to be converted: ____________________________________________________________

Please confirm the following information:

Is the Interim Conversion Price being used? YES _________ NO _________

Conversion Price or Interim Conversion Price, as applicable: __________________________________________________

Number of shares of Common Stock to be issued (“Conversion Shares”): _______________________________________________________________________

Notwithstanding anything to the contrary contained herein, this Conversion Notice shall constitute a representation by the undersigned that, after giving effect to the conversion provided for in this Conversion Notice, the undersigned (together with its affiliates) will not have beneficial ownership (together with the beneficial ownership of such Person’s affiliates) of a number of shares of Common Stock which exceeds the Maximum Percentage.

Please issue the Common Stock into which the Note is being converted in the following name and to the following address:

Issue to: ____________________________________________________________________________________________

____________________________________________________________________________________________

____________________________________________________________________________________________

Facsimile Number: ___________________________________________________________________________________

Authorization: _______________________________________________________________________________________

By: ___________________________________________________________________________________________

Title: _____________________________________________________________________________________

Dated: ___________________________________________________________________________________________________

Account Number: ____________________________________________________________________________________
(if electronic book entry transfer)

Transaction Code Number: _____________________________________________________________________________
(if electronic book entry transfer)

The undersigned confirms that the Conversion Shares have been sold in compliance with the applicable Registration Statement (as defined in the Registration Rights Agreement) relative to the registration for resale of such Conversion Shares.

          Yes _________               No_________

Date: _________________ ___, _______

Name of Registered Holder

By:

Name:
Title:

ACKNOWLEDGMENT

          The Company hereby acknowledges this Conversion Notice and hereby directs American Stock Transfer and Trust Company to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated March 21, 2005 and March 9, 2006 from the Company and acknowledged and agreed to by American Stock Transfer and Trust Company.

VERILINK CORPORATION

By:

Name:
Title: